Exhibit 99.1

STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES OF THE
WEHLU ACQUISITION PROPERTIES

	(Unaudited)
	For the Nine Months Ended September 30,
	2013	2012
	(In thousands)
REVENUES:
Natural gas	$2,497	$1,584
Condensate and oil	28,424	21,077
NGLs	4,016	3,303
Total revenues	$34,937	$25,964

DIRECT OPERATING EXPENSES:
Production taxes	$1,669	$1,142
Lease operating expenses	5,683	4,349
Total direct operating expenses	7,352	5,491

REVENUES IN EXCESS OF DIRECT OPERATING EXPENSES	$27,585	$20,473

See accompanying notes to statement of revenues and direct operating expenses.

WEHLU ACQUISITION PROPERTIES
NOTES TO STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES

(1)	Basis of Presentation
The accompanying financial statement presents the revenues and direct operating expenses of the West Edmond Hunton Lime Unit located in Kingfisher, Logan and Oklahoma Counties, Oklahoma oil and natural gas properties (the “WEHLU Acquisition Properties”) to be acquired by Gastar Exploration USA, Inc. (“Gastar USA”), a wholly-owned subsidiary of Gastar Exploration Ltd., pursuant to a Purchase and Sale Agreement dated September 4, 2013 among Lime Rock Resources II-A, L.P. and Lime Rock Resources II-C, L.P, (together, the “Lime Rock Parties”) and Gastar USA, (the “Purchase Agreement”). The acquisition of the WEHLU Acquisition Properties is expected to close on or before November 26, 2013 for a cash purchase price of $187.5 million, subject to, among other customary adjustments, adjustment for an acquisition effective date of August 1, 2013.
The accompanying statement of revenues and direct operating expenses of the WEHLU Acquisition Properties does not include indirect general and administrative expenses, interest expense, depreciation, depletion and amortization, or any provision for income taxes. Gastar USA’s management believes historical expenses of this nature incurred by the Lime Rock Parties associated with the properties are not indicative of the costs to be incurred by Gastar USA.
Revenues in the accompanying statement of revenues and direct operating expenses are recognized based on the WEHLU Acquisition Properties’ share of any given period’s production volumes and revenues received for the period. The direct operating expenses are recognized based on the WEHLU Acquisition Properties’ share of direct costs including production taxes, lifting costs, gathering, well repair and well workover costs. Direct costs do not include general corporate overhead allocated to the WEHLU Acquisition Properties other than standard overhead rates included in lease operating expenses.
Historical financial information reflecting financial position, results of operations, and cash flows of the WEHLU Acquisition Properties is not presented because it would be impractical and costly to obtain since such financial information was not historically prepared by the Lime Rock Parties. Other assets acquired and liabilities assumed were not material. In addition, the WEHLU Acquisition Properties were a part of a larger enterprise prior to the acquisition by Gastar USA, and representative amounts of indirect general and administrative expenses, depreciation, depletion and amortization, interest and other indirect costs were not necessarily allocated to the WEHLU Acquisition Properties acquired, nor would such allocated historical costs be relevant to future operations of the WEHLU Acquisition Properties. Accordingly, the historical statement of revenues and direct operating expenses of the WEHLU Acquisition Properties are not indicative of the financial conditions or results of operations going forward. The historical statement of revenues and direct operating expenses of the Lime Rock Parties’ interest in the WEHLU Acquisition Properties are presented in order to substantially comply with the rules and regulations of the Securities and Exchange Commission (the “SEC”) for businesses acquired.
The statement of revenues and direct operating expenses for the nine months ended September 30, 2013 is unaudited and has been derived from the WEHLU Acquisition Properties historical accounting records on the same basis as the audited statement of revenues and direct operating expenses for the years ended December 31, 2012 and 2011.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Please refer to the audited statements revenue and direct operating expense and footnotes for the years ended December 31, 2013 and 2012 included in the Form 8-K filed on October 28, 2013 for additional details of the WEHLU, results of operations. No material item included in those notes has changed except as a result of normal transactions in the interim or as disclosed within this report.

(2)	Business Combination
Pursuant to the Purchase Agreement, Gastar USA will acquire a 98.3% working interest (80.5% net revenue interest) in certain acres of the West Edmond Hunton Lime Unit located in Kingfisher, Logan and Oklahoma Counties, Oklahoma, for a cash purchase price of $187.5 million, subject to, among other customary adjustments, adjustment for an acquisition effective date of August 1, 2013.

(3)	Subsequent Events
Gastar USA has evaluated subsequent events through November 7, 2013, the date of the accompanying statement of revenue and direct operating expenses was available to be issued. There were no material subsequent events that required recognition or additional disclosure in the accompanying statement of revenue and direct operating expenses.